Exhibit 3.18

CERTIFICATE OF FORMATION

of

JUNIPER BOND HOLDINGS II LLC

This Certificate of Formation of Juniper Bond Holdings II LLC (the “LLC”), dated June 12, 2007, is being duly executed and filed by Douglas A. Johns as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.)

FIRST. The name of the limited liability company formed hereby is:

Juniper Bond Holdings II LLC

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware: The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Douglas A. Johns
Douglas A. Johns